Exhibit 16.1


                             LETTERHEAD OF KPMG LLP




June 3, 2005




Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:


We were previously principal accountants for The Pepsi Bottling Group, Inc. ("PBG") and, under the date of February 25, 2005 we reported on the consolidated financial statements of PBG as of December 25, 2004 and December 27, 2003 and for each of the fiscal years then ended, and management's assessment of the effectiveness of internal control over financial reporting as of December 25, 2004, and the effectiveness of internal control over financial reporting as of December 25, 2004. On June 1, 2005, our appointment as principal accountants was terminated. We have read PBG's statements included under Item 4.01 of its Form 8-K dated June 1, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the statements made in the first paragraph (except for the statement that KPMG LLP has been PBG's independent auditors since PBG became a public company in 1999) or with the statements made in the second and sixth paragraphs.





Very truly yours,


/s/ KPMG LLP